UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report: July 20, 2011
(Date of earliest event reported)

NAUTILUS, INC.
(Exact name of registrant as specified in its charter)

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
16400 SE Nautilus Drive
Vancouver, Washington 98683
(Address of principal executive offices and zip code)
(360) 859-2900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAUTILUS, INC.
FORM 8-K

Item 1.01	Entry into a Material Definitive Agreement

On July 20, 2011, Nautilus, Inc. (the “Company”) and Bank of the West entered into a Third Amendment (the “Amendment”) of the Credit Agreement by and between the Company and Bank of the West, dated as of March 8, 2010 (the “Agreement”). The effect of the Amendment is generally to ease the restrictiveness of certain provisions by increasing the borrowing availability, raising the limitation on capital expenditures and reducing interest rates applicable to outstanding borrowings. Under the Agreement, Bank of the West provides the Company with up to $15.0 million in revolving credit, which is available for working capital, standby letters of credit and general corporate purposes through August 31, 2012. Borrowing availability under the Agreement is subject to the Company's compliance with certain financial and operating covenants at the time borrowings are requested, and calculation of the Company's eligible base of assets against which borrowings under the Agreement are secured. The interest rate applicable to borrowings under the Agreement is based on Bank of the West's base rate or LIBOR, plus an applicable margin based on the Company's eligible borrowing base.
The Amendment, dated effective as of June 30, 2011, increases the amount of eligible accounts receivable for calculating the borrowing base. Specifically, the Amendment (i) permits up to 40% of total accounts receivable included in the borrowing base to consist of receivables of a specific customer, an increase from the prior limitation of 25%; and (ii) permits accounts receivable of certain customers granted extended payment terms to be included in the borrowing base, subject to certain conditions and limitations.
In addition, the Company and Bank of the West agreed to increase the limitation on the Company's capital expenditures permitted in any one calendar year from $1,500,000 to $3,000,000, and to reduce the interest rate margins applied to outstanding borrowings under the Agreement.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits
d) Exhibits
Exhibit No.	Description
99.1	Third Amendment of Credit Agreement, dated effective as of June 30, 2011.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC.
(Registrant)

July 26, 2011	By:	/s/ Michael D. Mulholland
(Date)		Michael D. Mulholland
Chief Financial Officer

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